Exhibit 4.3

THIS WARRANT WAS ORIGINALLY ISSUED ON DECEMBER 21, 2010. NEITHER THIS WARRANT NOR THE SHARES OBTAINABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS, AND THIS WARRANT MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

COMMON STOCK PURCHASE WARRANT

Date of Issuance: December 21, 2010	Certificate No. WC-

FOR VALUE RECEIVED, M/A-COM Technology Solutions Holdings, Inc., a Delaware corporation (the “Company”), hereby grants to [                    ]1 or its registered assigns (the “Registered Holder”) the right to purchase from the Company, at any time and from time to time during the Exercise Period, a number of shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), equal to (i) [                    ],2 less (ii) the number of shares of Common Stock already issued in connection with partial exercises of this Warrant, at a price per share of $3.511898 (as adjusted from time to time in accordance herewith, the “Exercise Price”). This Common Stock Purchase Warrant (the “Warrant”) is one of several warrants (collectively, the “Warrants”) issued pursuant to the terms of that certain Stock Purchase and Recapitalization Agreement, dated as of December 21, 2010, by and among the Company, the initial holder hereof and the other parties thereto. Certain capitalized terms used herein are defined in Section 5. The number and kind of securities obtainable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.

For income tax purposes, the value of this Warrant on the date hereof is $0.01.

This Warrant is subject to the following provisions:

Section 1. Exercise of Warrant.

1A. Exercise Period. The Registered Holder may exercise, in whole or in part (but not as to a fractional share of Common Stock), the purchase rights represented by this Warrant at any time and from time to time from and after the Date of Issuance of this Warrant, but not later than the later of (x) the earlier of (i) December 21, 2020, or (ii) immediately following consummation of a sale of all or substantially all of the assets or capital stock or other equity securities of the Company (including by merger, consolidation, recapitalization or similar transaction), with it being understood this warrant can be exercised by any purchaser hereof in connection with and conditioned upon the consummation of such a sale, and (y) ten days after the delivery of notice of the first to occur of the events specified in clause (x) (the “Exercise Period”).

[1]	Note: Individual warrants to be prepared for each of Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Investors I, LLC, Summit Investors I (UK), L.P. and Mainsail Partners II, L.P.
[2]	Note: To represent in the aggregate for all Summit Warrants 5,125,434 shares of Common Stock.

1B. Exercise Procedure.

(i) This Warrant shall be deemed to have been exercised when the Company has received all of the following items (the “Exercise Time”):

(a) a completed Exercise Agreement, as described in Section 1C, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the “Purchaser”);

(b) this Warrant;

(c) if this Warrant is not registered in the name of the Purchaser, an Assignment or Assignments substantially in the form set forth in Exhibit B hereto evidencing the assignment of this Warrant to the Purchaser, in which case the Registered Holder shall have complied with the provisions set forth in Section 5; and

(d) either (1) a wire transfer or check payable to the Company in an amount equal to the product of the Exercise Price multiplied by the number of shares of Common Stock being purchased upon such exercise (the “Aggregate Exercise Price”), (2) the surrender to the Company of debt or equity securities of the Company having a Fair Market Value equal to the Aggregate Exercise Price of the Common Stock being purchased upon such exercise (provided that, for purposes of this Section 1B(i)(d)(2), the Fair Market Value of any note or other debt security shall be deemed to be equal to the aggregate outstanding principal amount thereof plus all accrued and unpaid interest thereon), or (3) a written notice to the Company that the Purchaser is exercising all or part of the purchase rights represented by this Warrant by authorizing the Company to withhold from the issuance a number of shares of Common Stock otherwise to be issued upon such exercise of this Warrant having an aggregate Fair Market Value equal to the Aggregate Exercise Price and acknowledging that such withheld shares of Common Stock shall no longer be issuable under this Warrant.

(ii) Certificates for shares of Common Stock purchased upon exercise of all or part of the purchase rights represented by this Warrant shall be delivered by the Company to the Purchaser within five (5) business days after the date of the Exercise Time. Unless all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not been exercised and shall, within such five-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

(iii) The Common Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser shall be deemed to have become the record holder of such Common Stock at the Exercise Time.

(iv) The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock. Each share of Common Stock issuable upon exercise of this Warrant shall, upon payment of the Exercise Price therefor, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(v) The Company shall not close its books against the transfer of this Warrant or of any share of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

(vi) The Company shall assist and cooperate with any Registered Holder or Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings and obtaining all consents required to be made or obtained by the Company and the Company shall pay all fees and expenses payable by the Company in connection therewith).

(vii) Notwithstanding any other provision hereof, if an exercise of all or part of the purchase rights represented by this Warrant is to be made in connection with a registered public offering or the sale of the Company, the exercise of any portion of this Warrant may, at the election of the Registered Holder or the Purchaser, be conditioned upon the consummation of the public offering or sale of the Company in which case such exercise shall not be deemed to be effective until the consummation of such transaction.

(viii) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock issuable upon the exercise of the all outstanding Warrants. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall from time to time take all such action as may be necessary to assure that the par value of the unissued Common Stock acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price. The Company shall not take any action (including, without limitation, amendment, modification or restatement of the Certificate of Incorporation) which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrants.

1C. Exercise Agreement. Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit A hereto; provided that if the shares of Common Stock are not to be issued in the name of the Person in whose name this Warrant is registered, then the Exercise Agreement shall also state the name of the Person to whom the certificates for the shares of Common Stock are to be issued; provided further that if the number of shares of Common Stock to be issued does not include all the shares of Common Stock purchasable hereunder, then the Exercise Agreement shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered. Such Exercise Agreement shall be dated the actual date of execution thereof.

1D. Fractional Shares. If a fractional share of Common Stock would, but for the provisions of this Section 1D, be issuable upon exercise of the rights represented by this Warrant and the Fair Market Value of such fractional share of Common Stock is greater than or equal to $1,000, then the Company shall, within five (5) business days after the date of the Exercise Time, deliver to the Purchaser a check payable to the Purchaser in lieu of such fractional share in an amount equal to the difference between the Fair Market Value of such fractional share as of the date of the Exercise Time and the Exercise Price of such fractional share. If a fractional share of Common Stock would, but for the provisions of Section 1D, be issuable upon exercise of the rights represented by this Warrant and the Fair

Market Value of such fractional share of Common Stock is less than $1,000, then this Warrant shall be deemed to have expired with respect to such fractional share as of the date the last full share for which this Warrant is exercisable is issued or this Warrant otherwise expires.

Section 2. Adjustments to Exercise Price. In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time after the Date of Issuance of this Warrant as provided in this Section 2.

2A. Effect on Exercise Price of Certain Issuances of Common Stock.

(i) If and whenever the Company issues or sells, or in accordance with Section 2B is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Exercise Price in effect immediately prior to such time, then immediately upon such issue or sale the Exercise Price shall be reduced to the Exercise Price determined by dividing:

(a) the sum of (x) the product derived by multiplying the Exercise Price in effect immediately prior to such issue or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (y) the consideration, if any, received by the Company upon such issue or sale, by

(b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

(ii) Upon each such adjustment of the Exercise Price hereunder, the number of shares of Common Stock acquirable upon exercise of this Warrant shall be adjusted to the number of shares determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

(iii) Notwithstanding the foregoing, there shall be no adjustment in the Exercise Price as a result of any issue or sale (or deemed issue or sale) of:

(a) any Equity Awards or shares of Common Stock upon the exercise or conversion of Options or Convertible Securities that are outstanding as of the Initial Date of Issuance and were issued to employees, directors or service providers of the Company and its Subsidiaries pursuant to any Approved Plan;

(b) Options to acquire, or other Equity Awards representing, up to 1,000,000 shares of Common Stock (plus any shares of Common Stock previously awarded but subsequently forfeited by a holder without the payment to such holder of consideration) and shares of Common Stock issued or issuable upon exercise thereof, and such additional Options or Equity Awards as may be approved by the holders of a majority of the Class B Preferred Stock pursuant to the Class B Preferred Rights Agreement, in each case issued or granted after the Initial Date of Issuance but prior to the first anniversary of such date, to employees, directors or service providers of the Company and its Subsidiaries pursuant to any Approved Plan, as such number of shares is proportionately adjusted for subsequent stock splits, combinations and dividends affecting the Common Stock;

(c) Options to acquire shares of Common Stock (and shares of Common Stock upon exercise thereof) or any Equity Awards issued or granted at any time in any amount after the first anniversary of the Initial Date of Issuance to employees, directors or service providers of the Company and its Subsidiaries pursuant to any Approved Plan;

(d) shares of Common Stock issuable upon the conversion of the Preferred Stock or the exercise of the Warrants;

(e) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split or other distribution on the shares of Common Stock that is covered by Section 2C or Section 2D;

(f) shares of Common Stock issued in a Qualified Public Offering;

(g) shares of Common Stock issued or issuable as consideration for the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture agreement; provided that, in each case, that such issuances are approved by the Company’s board of directors;

(h) up to an aggregate of 5,125,434 shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Company’s board of directors; and

(i) up to an aggregate of 5,125,434 shares of Common Stock issued or issuable to any Person that prior to such issuance does not hold (and is not Affiliated with or an employee, officer, director, manager or direct or indirect partner, members or stockholder of any Person that holds) any Equity Securities of the Company: (1) in connection with any settlement of any action, suit, proceeding or litigation approved by the Company’s board of directors; and (2) in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Company’s board of directors.

(iv) This Section 2A will terminate and be of no further force and effect effective as of and following the consummation of a Qualified Public Offering.

2B. Effect on Exercise Price of Certain Other Events. For purposes of determining the adjusted Exercise Price under Section 2A, the following shall be applicable:

(i) Issuance of Rights or Options. If the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options, shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the “price per share for which Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities” is determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Exercise Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issue or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “price per share for which Common Stock is issuable upon conversion or exchange thereof” is determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Exercise Price had been or are to be made pursuant to other provisions of this Section 2B, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be adjusted immediately to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of shares of Common Stock issuable hereunder shall be correspondingly adjusted; provided that if such adjustment would result in an increase of the Exercise Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Company to all holders of the Warrants. For purposes of this Section 2B, if the terms of any Option or Convertible Security which was outstanding as of the Date of Issuance of this Warrant are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Exercise Price hereunder to be increased.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the Exercise Price then in effect and the number of shares of Common Stock acquirable hereunder shall be adjusted immediately to the Exercise Price and the number of shares which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Exercise Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of the Warrants. For purposes of this Section 2B, the expiration or termination of any Option or Convertible Security which was outstanding as of the Date of Issuance of this Warrant shall not cause the Exercise Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the Date of Issuance of this Warrant.

(v) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the fair market value thereof as of the date of receipt as determined in good faith by the Company’s board of directors with the approval of the Requisite Registered Holders (such approval not to be unreasonably withheld, conditioned or delayed). In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities shall be determined jointly by the Company and the Requisite Registered Holders obtainable upon exercise of such Warrants. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser (other than one of the “Big Four” accounting firms) experienced in valuing such type of consideration jointly selected by the Company and the Requisite Registered Holders. The determination of such appraiser shall be final and binding on the Company and the Registered Holders of the Warrants, and the fees and expenses of such appraiser shall be paid by the Company.

(vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options shall be deemed to have been issued for a consideration of $0.01 per share of Common Stock.

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(viii) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

2C. Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be proportionately increased, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be proportionately decreased.

2D. Reorganization, Reclassification, Consolidation, Merger or Sale. Upon the consummation of any Organic Change (other than an Organic Change that also constitutes a Qualified Sale Transaction or in connection with and following which this Warrant expires as set forth in Section 1A), the Registered Holder thereafter will be entitled to receive upon surrender of the Warrant to the Company (x) to the extent there are cash proceeds resulting from the consummation of such Organic Change, cash (net of the Aggregate Exercise Price for the shares of Common Stock being purchased upon exercise hereof) in an amount equal to the cash proceeds that would have been payable to the Registered Holder had the Registered Holder exercised such Warrant immediately prior to the consummation of such Organic Change, and (y) to the extent that the Registered Holder would be entitled to receive securities (in addition to or in lieu of cash in connection with any such Organic Change), the same kind and amounts (net of the total Aggregate Exercise Price for the shares of Common Stock being purchased upon exercise hereof) of securities or other assets, or both, that are issuable or payable to the Company’s stockholders with respect to their shares of capital stock of the Company upon such Organic Change, as would have been deliverable to the Registered Holder had the Registered Holder exercised such Warrant immediately prior to the consummation of such Organic Change (it being understood that the foregoing does not provide the Registered Holder with the right in respect of this Warrant to participate in or have set aside for its benefit any cash dividends that are declared and paid to the Company’s stockholders in connection with any such Organic Change). In any such case set forth in the preceding sentence, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Requisite Registered Holders) with respect to such holders’ rights and interests to insure that the provisions of this Section 2 shall thereafter be applicable to this Warrant. The Company shall not effect any consolidation, merger or sale to which this Section 2D applies, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the Requisite Registered Holders), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

2E. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall make an appropriate adjustment in the Exercise Price and the number of shares of Common Stock obtainable upon exercise of this Warrant so as to protect the rights of the holders of the Warrants; provided that no such adjustment shall increase the Exercise Price or decrease the number of shares of Common Stock obtainable as otherwise determined pursuant to this Section 2. If the Company shall enter into any transaction for the sole or primary purpose of avoiding the application of the provisions of this Section 2, the benefits provided by such provisions shall nevertheless apply and be preserved.

2F. Notice of Certain Events.

(i) Promptly upon any adjustment of the Exercise Price, the Company shall give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Company shall give written notice to the Registered Holder at least 10 days prior to (A) the date on which the Company closes its books or takes a record (1) with respect to any dividend or distribution upon the Common Stock, (2) with respect to any pro rata subscription offer to holders of Common Stock, or (3) for determining rights to vote with respect to any Organic Change, dissolution or liquidation, or (B) the date of any conversion of shares of Preferred Stock into shares of Common Stock.

(iii) The Company shall give written notice to the Registered Holders at least 10 days prior to the date on which any Organic Change, dissolution or liquidation or any event listed in Section 1A(i) or (ii) shall take place.

Section 3. Definitions. For purposes of this Warrant, the following terms have the meanings set forth below:

“Affiliate” means with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and, in the case of an individual, includes any relative or spouse of such Person, or any relative of such spouse, if any such relative is a member of such individual’s Family Group. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Approved Plan” has the meaning given such term in the Certificate of Incorporation.

“Certificate of Incorporation” means that certain Third Amended and Restated Certificate of Incorporation of M/A-COM Technology Solutions Holdings, Inc., as amended and in effect from time to time.

“Class B Preferred Rights Agreement” means that certain Class B Preferred Rights Agreement dated as of December 21, 2010, by and among the Company and the Summit Investors named therein.

“Common Stock” means the Company’s Common Stock, par value $0.001 per share.

“Common Stock Deemed Outstanding” means, with respect to any Person at any given time, (i) the number of shares of Common Stock actually outstanding at such time, plus (ii) the maximum number of shares of Common Stock that are issuable upon the exercise, exchange or conversion of any unexpired right or unexpired option (including this Warrant) to subscribe for, to purchase or to receive Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (including the Preferred Stock) regardless of whether any of the foregoing are actually exercisable at such time, plus (iii) the number of shares of Common Stock reserved for issuance under any Approved Plan; provided that the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company and any Subsidiary.

“Convertible Securities” has the meaning set forth in the Certificate of Incorporation.

“Date of Issuance” means, with respect to any Warrant, the date entered as the “Date of Issuance” set forth thereon.

“Equity Awards” means any stock, stock appreciation rights, phantom stock rights, or other rights or awards expressly contemplated under any Approved Plan.

“Fair Market Value” has the meaning set forth in Section 9 of Part B of Article IV of the Certificate of Incorporation.

“Family Group” means, as to any particular Person, (i) such Person’s spouse and descendants (whether natural or adopted), (ii) any trust solely for the benefit of such Person and/or such Person’s spouse and/or descendants, and (iii) any partnerships, corporations or limited liability companies where the only partners, shareholders or members are such Person and/or such Person’s spouse, parents, parents-in-law, descendants (including of such parents or parents-in-law) and/or trusts referred to in clause (ii) of this definition.

“Initial Date of Issuance” means December 21, 2010

“Options” has the meaning set forth in the Certificate of Incorporation.

“Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger or other transaction, in each case which is effected in such a manner that all of the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

“Original Issue Price” has the meaning set forth in the Certificate of Incorporation.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

“Preferred Stock” has the meaning set forth in the Certificate of Incorporation.

“Qualified Public Offering” has the meaning set forth in the Certificate of Incorporation.

“Qualified Sale Transaction” has the meaning set forth in the Class B Preferred Rights Agreement.

“Requisite Registered Holders” means the Registered Holders of Warrants representing a majority of the Common Stock obtainable upon exercise of all of the Warrants then outstanding.

“Significant Competitor” means any Person that directly or indirectly engages in any business that competes with the business then conducted by the Company and its Subsidiaries and has consolidated revenues from such competitive activities of at least 90% of the consolidated revenues of the Company for the prior twelve month period.

Section 4. No Voting Rights; Limitations of Liability. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such holder for the Exercise Price of Common Stock obtainable by exercise hereof or as a stockholder of the Company.

Section 5. Warrant Transferable. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment substantially in the form of Exhibit B hereto at the principal office of the Company; provided that notwithstanding any provision contained in this Warrant to the contrary, this Warrant shall not be, without approval by the board of directors of the Company, transferred to any Person that directly or indirectly engages in, or is employed by, any business that competes with the business then conducted by the Company and its subsidiaries and any such purported transfer shall be null and void, and the Company shall refuse to recognize any such purported transfer and shall not recognize on its records any change in record ownership of this Warrant pursuant to any such purported transfer; provided, however, that the foregoing restriction shall not prevent the Registered Holder from transferring this Warrant or rights hereunder to a private equity, venture capital or other investment firm or entity that is primarily engaged in making venture capital investments, or an Affiliate of any such investment firm or entity, unless such private equity, venture capital or other investment firm owns a controlling interest in any Significant Competitor.

Section 6. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. The date on which the Company initially issues this Warrant shall be deemed to be the Date of Issuance with respect to any such new Warrants, regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued.

Section 7. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (provided that an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor, then a customary agreement to indemnify shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the Date of Issuance thereof.

Section 8. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Warrant shall be in writing and shall be deemed to have been given only (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid) provided that confirmation of delivery is received, (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile (provided that a confirmation copy is sent via reputable overnight courier service for delivery within two (2) business days thereafter), or (iv) five (5) days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid), addressed, in the case of clause (ii) or clause (iv) of this Section 8 as follows: (A) if to the Company, at its principal executive offices, and (B) if to the Registered Holder of this Warrant, at such holder’s address as it appears in the records of the Company (unless otherwise indicated by any such holder).

Section 9. Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Requisite Registered Holders.

Section 10. Descriptive Headings; Governing Law. The headings and captions used in this Warrant are for reference purposes only and shall not affect in any way the meaning or interpretation of this Warrant. The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned has executed or caused to be executed on its behalf this Warrant, to be dated the Date of Issuance hereof.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:
Name:
Its:

[SIGNATURE PAGE TO COMMON STOCK PURCHASE WARRANT]

EXHIBIT A

EXERCISE AGREEMENT

To:	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. WC-            ), hereby agrees to subscribe for the purchase of              shares of Common Stock covered by such Warrant and makes payment herewith in full therefor at the price per share provided by such Warrant.

Signature

Name

Address

EXHIBIT B

ASSIGNMENT

FOR VALUE RECEIVED,                                  hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. WC-            ) with respect to the number of shares of Common Stock covered thereby set forth below, unto:

Names of Assignee	Address	No. of Shares

Dated:	Signature

Name

Witness